Exhibit 99.1

AUTOBYTEL BOARD AUTHORIZES ADDITIONAL
$2.0 MILLION FOR SHARE REPURCHASES

IRVINE, Calif. - June 7, 2012 - Autobytel Inc. (Nasdaq: ABTL), a leading provider of online consumer purchase requests and marketing resources for the automotive industry, today announced that its Board of Directors has authorized the company to repurchase up to $2.0 million of the company's common stock.
This new authorization follows the completion of an earlier stock repurchase program under which the company repurchased approximately 1.9 million shares of its common stock for an aggregate purchase price of approximately $1.5 million at an average per share purchase price of $0.766.
Autobytel currently has approximately 44.2 million shares outstanding after taking into consideration repurchased shares pending settlement and cancellation.
The company may repurchase shares of its common stock from time to time on the open market and/or in private transactions.  The company will fund any repurchases through the use of available cash.  The timing and actual number of shares repurchased will depend upon a variety of factors, including price, market conditions and other legal, regulatory and corporate considerations at the company's sole discretion.  The repurchase authorizations do not obligate the company to repurchase any particular number of shares.  The authorizations may be increased or otherwise modified, renewed, suspended or terminated by the company at any time, without prior notice.

About Autobytel Inc.
Autobytel Inc., an online leader offering consumer purchase requests and marketing resources to car dealers and manufacturers and providing consumers with the information they need to purchase new and used cars, pioneered the automotive Internet when it launched its flagship website, autobytel.com, in 1995.  Autobytel continues to offer innovative products and services to help consumers buy, and auto dealers and manufacturers sell, more used and new cars.  Autobytel has helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Through its flagship website, its network of automotive sites and respected online affiliates, Autobytel continues its dedication to innovating the industry's highest quality Internet programs to provide consumers with a comprehensive and positive automotive research and purchasing experience, and auto dealers, dealer groups and auto manufacturers with some of the industry's most productive and cost-effective customer referral and marketing programs.

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Contacts:
Autobytel Inc. Media Relations
MSC-PR Michelle Suzuki 310-444-7115 michelle@msc-pr.com	Autobytel Inc. Jim Helberg 949-862-1395 jimh@autobytel.com
Autobytel Inc. Investor Relations
PondelWilkinson Inc. Roger Pondel/Laurie Berman 310-279-5980 investor@pondel.com	CMC Group, Inc. Bradley Orr 303-887-4932 borr@cmc-group.us

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